PROSPECTUS SUPPLEMENT	REGISTRATION NO.333-95807
(To Prospectus dated August 15, 2007)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Telecom HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Telecom HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company(1)	Ticker	Share Amounts	Primary Trading Market
AT&T Inc.	T	50.772	NYSE
BCE Inc.	BCE	4.5754	NYSE
Century Telephone Enterprises, Inc.	CTL	1	NYSE
Cincinnati Bell Inc.(2)	CBB	2	NYSE
Embarq Corporation	EQ	0.8303	NYSE
FairPoint Communications, Inc.(1)	FRP	0.4104	NYSE
Level 3 Communications, Inc.	LVLT	3	NASDAQ
Qwest Communications International Inc.	Q	12.9173	NYSE
Sprint Nextel Corporation	S	16.6050	NYSE
Telephone and Data Systems, Inc.	TDS	1	AMEX
Telephone and Data Systems, Inc. – Special Common Shares	TDS_S	1	AMEX
Verizon Communications Inc.(1)	VZ	21.76	NYSE
Windstream Corporation	WIN	2.0679	NYSE

(1)           As a result of a distribution of FairPoint Communications, Inc. (NYSE ticker “FRP”) to its shareholders by Verizon Communications Inc. (NYSE ticker “VZ”), an underlying constituent of the Wireless HOLDRS Trust, effective April 1, 2008, each shareholder of VZ received 0.0189 shares of FRP.  The new price of VZ equaled 0.0189 times the closing price of FRP, then subtracted from the closing price of VZ.  FRP was added to the index effective April 1, 2008.  The quantity of shares of Verizon Communications Inc. represented by each 100 share round lot of Telecom HOLDRS and the consideration for the respective transaction is as follows: for the 21.76 shares of Verizon Communications Inc. per 100 share round lot of Telecom HOLDRS, The Bank of New York will receive 0.4104 shares of FairPoint Communications Inc.

(2)           Century Telephone Enterprises, Inc.’s (NYSE ticker “CTL”) price was adjusted to account for a special cash dividend of $0.6325 per share, effective July 2, 2008.  The cash dividend was distributed by the Bank of NY on ex-date July 2, 2008.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is June 30, 2008.